Exhibit 23.4

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Melinta Therapeutics, Inc. for the registration of common stock, preferred stock, warrants, and debt securities and to the incorporation by reference therein of our report dated November 3, 2017, with respect to the combined financial statements of The Infectious Disease Businesses of The Medicines Company included in Melinta Therapeutics, Inc.’s Proxy Statement on Schedule 14A dated December 15, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey
January 26, 2018